Exhibit 99.1

ARIAD Receives Orphan Drug Designations for AP23573 in Europe for the
              Treatment of Soft Tissue and Bone Sarcomas

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 15, 2005--ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) today announced that AP23573, its novel mTOR inhibitor, has been designated an orphan drug by the European Medicines Agency (EMEA) for the treatment of both soft-tissue and bone sarcomas. The U.S. Food and Drug Administration (FDA) granted orphan drug status for AP23573 for both indications earlier this year.
    "We now have orphan drug designations for AP23573 in Europe and the United States for the treatment of advanced sarcomas, reinforcing our commitment to the global development of AP23573. We are actively engaged in discussions with the FDA and EMEA concerning our registration strategy and the design of our initial pivotal clinical trial for AP23573 in advanced sarcomas and are working towards initiation of this trial in 2006," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.
    The EMEA regulation on orphan medicinal products is designed to encourage companies to develop and market treatments for rare, life-threatening medical conditions that affect fewer than five people in every 10,000 in the European Union (EU). In addition to potential ten-year EU market exclusivity following marketing approval, orphan drug status provides opportunities for regulatory assistance, reduced regulatory fees associated with applying for marketing approval, and protocol assistance.

    About AP23573

    ARIAD's small-molecule drug, AP23573, starves cancer cells and shrinks tumors by inhibiting the critical cell-signaling protein, mTOR, which regulates the response of tumor cells to nutrients and growth factors, and controls tumor blood supply and angiogenesis through effects on Vascular Endothelial Growth Factor (VEGF) in tumor and endothelial cells. AP23573 also blocks the proliferation and migration of vascular smooth muscle cells, the primary cause of narrowing and reblockage of injured arteries, and is an analog of sirolimus, another mTOR inhibitor that has been approved for use in drug-eluting stents. AP23573 is currently in Phase 1 and 2 clinical trials in patients with solid tumors and hematologic cancers. AP23573 has been designated both as a fast-track product and an orphan drug by the U.S. Food and Drug Administration for the treatment of soft-tissue and bone sarcomas.

    About Sarcoma

    Sarcomas are cancers of the connective tissue, including bones, muscles, fat, cartilage, and joints and do not discriminate by age, gender or race. Sarcomas can arise anywhere in the body and are divided into two main groups - bone tumors and soft tissue sarcomas. They are further sub-classified based on the type of cell or tissue from which the tumor developed. There are approximately 12,000 new cases of sarcoma diagnosed each year in the United States and approximately 100,000 sarcoma patients overall in the United States. More information about sarcomas is available at http://www.curesarcoma.org.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat disease by regulating cell signaling with small molecules. The Company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD's lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    Some of the matters discussed herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements, including statements concerning the potential benefits of orphan drug designation for AP23573, are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding the Company's ability to accurately estimate the timing and actual research and development expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our or our collaborator's ability to manufacture our product candidates on a commercial scale or to supply our product candidates to collaborators, risks and uncertainties regarding our ability to successfully enroll and conduct preclinical and clinical studies of product candidates, including our product candidate to treat various cancers described in this release and our collaborator's medical device product candidate to treat vascular disease, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any collaborator's product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any collaborator's product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including litigation concerning our NF-(kappa)B patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other risks detailed in the Company's public filings with the Securities and Exchange Commission, including ARIAD's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Ed Fitzgerald (Investors)
             617-621-2345
             or
             Sheryl Seapy (Media)
             Pure Communications
             949-608-0841